Exhibit 5.2

Writer’s Direct Email:

raddlestone@solomonharris.com

[date]

GEF Acquisition Corporation

5471 Wisconsin Avenue, Suite 300

Chevy Chase

Maryland 20815

USA

Dear Sirs,

GEF ACQUISITION CORPORATION (the “Company”)

We have acted as Cayman Islands counsel to the Company to provide this legal opinion in connection with the Company's registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the "Commission") under the United States Securities Act of 1933 (the "Act"), as amended, (File No. 333 [ ]) (including its exhibits, the "Registration Statement") related to the offering and sale of (i) up to 10,000,000 units (the "Units"), each Unit consisting of one Class A ordinary share of the Company, par value $0.0001 per share (each an "Ordinary Share" and together, the "Ordinary Shares"), and one redeemable warrant with each warrant entitling the holder to purchase one Ordinary Share (the "Warrants"); (ii) up to 1,500,000 Units (the "Over-Allotment Units"), which the representatives of the underwriters, EarlyBirdCapital, Inc. and Maxim Group LLC, will have a right to purchase from the Company to cover over-allotments, if any; (iii) an option (the "Unit Purchase Option") to purchase up to 350,000 units (the "Purchase Option Units") representing the right to purchase 350,000 Ordinary Shares and 350,000 Warrants to purchase 350,000 Ordinary Shares; (iv) all Ordinary Shares and Warrants issued as part of the Units, Over-Allotment Units and Purchase Option Units; and (v) all Ordinary Shares that may be issued upon exercise of the Warrants included in the Units, Over-Allotment Units and Purchase Option Units. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Capitalised terms used herein and not otherwise defined have the meanings attributed to them in Schedule 1.

We are attorneys-at-law admitted to practice in the Cayman Islands and express no opinion as to the laws of any other jurisdiction other than the laws of the Cayman Islands in force and as interpreted as at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the Documents nor do we express any opinion with regard to the commercial terms of the Documents.

For the purposes of this opinion, we have examined and relied upon the documents listed in Schedule 1 and we have relied upon the assumptions set out in Schedule 2 which have not been verified. Our opinions are given subject to the qualifications set out in Schedule 3.

Based on the foregoing, we are of the opinion that:

1.	The Company has been duly incorporated and is validly existing and in good standing under the laws of the Cayman Islands as at the date of the Certificate of Good Standing referred to in Schedule 1.

2.	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents and upon the exercise of the Unit Purchase Option) have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement (including the issuance of the Ordinary Shares upon the exercise of the Warrants in accordance with the Warrant Documents and upon the exercise of the Unit Purchase Option), such Ordinary Shares will be validly issued, fully paid and non-assessable. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.	The execution, delivery and performance of the Warrant Documents has been authorised by and on behalf of the Company and, once the Warrant Documents have been executed and delivered by any director or officer of the Company, the Warrant Documents will be duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to. This opinion may be relied upon only by you, your counsel and purchasers of Units pursuant to the Registration Statement Save and may not be quoted in whole or in part, nor may copies thereof be furnished or delivered to any other person, without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully,

SCHEDULE 1

DOCUMENTS

1.	A copy of the Certificate of Incorporation of the Company dated 21 October 2015 and the Amended and Restated Memorandum and Articles of Association adopted by way of special resolution dated 7 December 2015.

2.	A copy of the written resolutions of the board of directors of the Company dated 7 December 2015 and [date] 2016 and the register of members, directors, officers and mortgages and charges of the Company maintained at the Company’s registered office in the Cayman Islands.

3.	A Certificate of Good Standing in relation to the Company issued by the Registrar of Companies dated [date] 2016.

4.	A copy of a certificate from a director of the Company dated [date] which is attached to this letter (the “Director’s Certificate”).

5.	A copy of the Registration Statement;

6.	a draft of the form of the unit certificate representing the Units and the Over-Allotment Units (the "Unit Certificates");

7.	a draft of the form of the warrant agreement and the warrant certificate constituting the Warrants (the "Warrant Documents");

8.	a draft of the underwriting agreement between the Company, EarlyBirdCapital, Inc., and Maxim Group LLC (the "Underwriting Agreement"); and

9.	a draft of the unit purchase option made between the Company, EarlyBirdCapital, Inc., and Maxim Group LLC (the ”Unit Purchase Option”, together with the Unit Certificates, the Warrant Documents and the Underwriting Agreement, the "Documents").

SCHEDULE 2

ASSUMPTIONS

The opinions hereinbefore given are based upon the following assumptions:

1.	the Documents have been or will be duly authorized and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than the laws of the Cayman Islands);

2.	the Documents are or will constitute the legal, valid and binding obligations of each of the parties thereto and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands);

3.	all parties to the Documents have the capacity, power, authority and legal right under all relevant laws and regulations (other than the laws of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Documents to which they are a party;

4.	the choice of the laws of the State of New York as the governing law of the Documents has been made in good faith and is valid and binding under the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands);

5.	the Documents are in the proper legal form to be admissible in evidence in the courts of the State of New York;

6.	no disposition of property effected by the Documents is made willfully to defeat an obligation owed to a creditor or at an undervalue or with intention to prefer one creditor over another and each transaction to be entered into pursuant to the Documents is entered into in good faith;

7.	the Company is and will be on the date of execution of the Documents to which it is a party able to pay its debts as they became due from its own monies;

8.	the Company has entered into its obligations under Documents to which it is a party in good faith for the purpose of carrying on its business;

9.	the fulfillment of the transactions contemplated in the Documents are bona fide and in the best interests of the Company and no other party to the Documents has any reasonable ground to believe that this is not the case;

10.	all necessary consents have been given, actions taken and preconditions to the obligations of the parties to the Documents have been satisfied or duly waived and there has been no breach of the terms of the Documents;

11.	the Company is not a sovereign entity and is not a subsidiary, direct or indirect, of any sovereign entity or state;

12.	at all times, the affairs of all parties to the Documents have been conducted in accordance with their constitutional documents;

13.	the information contained in the Director’s Certificate is accurate and has remained unchanged between the execution of the Director’s Certificate and the date of this opinion;

14.	all registers of the Company, including, without limitation, its Register of Members, wheresoever maintained pursuant to the Companies Law (Revised), provided to us, are complete and accurate and all necessary disclosures in relation to those registers have been made in the Director’s Certificate;

15.	any representations, warranty or statement of fact or law, other than as to the laws of the Cayman Islands, made in any of the Documents and/or the Registration Statement is true, accurate and complete;

16.	the Resolutions are in full force and effect and have not been rescinded, either in whole or in part, and that there is no matter affecting the authority of the directors to effect entry by the Company into the Documents to which it is a party, not disclosed by the constitutional documents of the particular Company or the Resolutions, which would have any adverse implication to the opinions expressed herein;

17.	all original documents are authentic, any certificates provided to us are true and accurate in all respects, all signatures and seals are genuine, all documents purporting to be sealed have been so sealed and all copies submitted to us are complete and conform to their respective originals;

18.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Over-Allotment Units, the Warrants or the Ordinary Shares;

19.	no monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2014 Revision), and the Terrorism Law (2015 Revision), respectively;

20.	there are no provisions of the laws or regulations of any jurisdiction other than the Cayman Islands which would be contravened by the execution or delivery of the Documents which would have any implication in relation to the opinions expressed herein and that, in so far as any obligation under, or action to be taken under, the Documents is required to be performed or taken in any jurisdiction outside the Cayman Islands, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

21.	there is nothing under any law (other than the law of the Cayman Islands) which would or might affect the opinions set out in this letter. Specifically, we made no independent investigation of the laws of the State of New York; and

22.	the Company will receive money or money's worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

SCHEDULE 3

QUALIFICATIONS

The opinions given herein are subject to the following qualifications:

1.	the term ‘enforceable’ as used above means that the obligations assumed by the Company under the Documents to which it is a party are of a type which the courts of the Cayman Islands enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular but without limitation:

a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization and other laws of general application relating to or affecting the rights of creditors;

b)	enforcement may be limited or prevented by general principles of equity, the discretionary powers of the court or the doctrines of mistake, duress, undue influence, fraud or misrepresentation;

c)	claims may become barred under statutes of limitation or may be or become subject to defences of set off or counterclaim;

d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

e)	the Cayman Islands courts have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest upon judgments will vary according to the currency of the judgment. In the event that the Company becomes insolvent and is made subject to liquidation proceedings, the Cayman Islands courts are likely to require all debts to be proved in a common currency, which is likely to be the ‘functional currency’ of the Company, determined in accordance with applicable accounting principles;

f)	to the extent that any provision of the Documents is adjudicated to be penal in nature, it will not be enforceable in the courts of the Cayman Islands save where the exception in the last sentence of this paragraph applies. In particular, the enforceability of any provision of the Documents which imposes additional obligations in the event of any breach or default, or of payment or prepayment being made other than on an agreed date may be limited to the extent that it is subsequently adjudicated to be penal in nature and not an attempt to make a reasonable pre-estimate of loss;

g)	to the extent that the performance of any obligation arising under the Documents would be fraudulent or contrary to public policy, it will not be enforceable in the courts of the Cayman Islands;

h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process; and

i)	applicable court fees will be payable in respect of the enforcement of the Documents;

2.	Cayman Islands stamp duty may be payable if the Documents are executed in, brought to, or produced before a court of the Cayman Islands. Such duty is nominal except in the case of debentures or legal or equitable mortgages or charges over immovable property. In such cases stamp duty may be assessed at between 1 and 1.5 per cent of the amount secured

3.	in principle, the Grand Court of the Cayman Islands is likely to award costs and disbursements in litigation in accordance with the relevant contractual provisions in the Documents. In the absence of contractual provisions as to costs, the reasonable costs (as determined by the Grand Court of the of the Cayman Islands unless otherwise agreed (“Taxation”)) of the successful party will normally be recoverable, subject to the limits laid down in guidelines made under the Grand Court Rules as to the type and amount of fees and expenses that may be recovered. Such orders are in the discretion of the court and may be made to reflect particular circumstances of the case and the conduct of the matter and rarely provide a full indemnity of costs. There is some uncertainty, however, with regard to the recoverability of post-judgment costs, even pursuant to a contractual provision, which, if recoverable at all, are likely to be limited to an amount determined upon Taxation;

4.	if any provision of the Documents is held to be illegal, invalid or unenforceable, severance of such provision from the remaining provisions of the relevant agreement will be subject to the discretion of the Cayman Islands courts. We reserve our opinion as to the extent to which a Cayman Islands court would, in the event of such illegality, invalidity or unenforceability, sever the offending provision(s) and enforce the remainder of the transaction of which such provisions form part, notwithstanding any express provisions in this regard;

5.	notwithstanding any purported date of execution in any of the Documents, the rights and obligations therein contained take effect only on the actual execution and delivery thereof but the Documents may provide that they have retrospective effect as between the parties thereof alone;

6.	we have not been involved in the drafting, preparation or negotiating of the Documents and accordingly express no opinion as to the sufficiency or effectiveness of the Documents to accomplish the commercial purposes intended by the parties;

7.	we express no opinion upon references to any law or statute not being a Cayman Islands law or statute in the Documents;

8.	the Company must act in good faith in the interests of the Company when entering into the transactions contemplated by the Documents to which the Company is a party;

9.	the obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands;

10.	we express no opinion as to the availability of equitable remedies such as specific performance or injunctive relief, or as to any matters which are within the discretion of the courts of the Cayman Islands in respect of any of the obligations of the Company as set out in the Documents. In particular, we express no opinion as to the enforceability of any present or future waiver of any provision of law (whether substantive or procedural) or of any right or remedy which might otherwise be available presently or in the future under the Documents;

11.	a certificate, determination, calculation or designation of any party to the Documents as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

12.	we express no opinion as to any provision in the Documents that may only be varied by written instrument or agreement;

13.	subject as below, any provisions purporting to create rights in favour of, or obligations on, persons who are not party to the Documents may not be enforceable by or against such persons. However, where a provision in a contract creates rights (“Third Party Rights”) in favour of a person who is not a party to the contract “(each a “Third Party Beneficiary”) where the Third Party Beneficiary is clearly identifiable and the contract expressly provides in writing that the Third Party Beneficiary may enforce the contractual term, such Third Party Rights are enforceable and for the purpose of exercising his right to enforce a term of the contract, there shall be available to the Third Party Beneficiary any remedy that would have been available to him in an action for breach of contract if he had been a party to the contract and the rules relating to damages, injunctions, specific performance and other relief apply. The parties to a contract which creates rights in favour of any Third Party Beneficiary cannot by agreement rescind the contract, nor vary it so as to extinguish or alter the Third Party Rights without the consent of such Third Party Beneficiary unless the contract specifically provides that the contract may be rescinded or varied without the consent of the Third Party Beneficiary. Where the consent of a Third Party Beneficiary is required as above, the Cayman Islands court may, on application of one or more of the parties to the contract, dispense with the consent of the Third Party Beneficiary if satisfied that it is just and equitable to do so having regard to all the circumstances;

14.	under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of this letter, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company's Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court; and

15.	the term “good standing” as used in paragraph 1 of this opinion means that the Company has received a certificate of good standing from the Registrar of Companies which means that the Company has filed its annual return and has paid its annual fees as required to date, failing which might make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of the Cayman Islands.

GEF Acquisition Corporation
5471 Wisconsin Avenue, Suite 300

Chevy Chase

Maryland 20815

USA

[date] 2016

TO:

Solomon Harris, attorneys at law

Third Floor,

FirstCaribbean House

P.O. Box 1990

George Town,

Grand Cayman KY1-1104

Cayman Islands

Dear Sirs

GEF Acquisition Corporation (the "Company")

I, being a director of the Company, am aware that you are being asked to provide a legal opinion (the "Opinion") in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges.

3	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

4	The authorised share capital of the Company is US$50,000 divided into 475,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 25,000,000 Class F Ordinary Shares of a par value US$0.0001 each. The issued share capital of the Company is 2,875,000 Class F Ordinary Shares of US$0.0001 par value each, which have been issued and are fully paid up.

5	The shareholders of the Company have not restricted or limited the powers of the directors in any way. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations under the Registration Statement and any documents in connection therewith.

6	The directors of the Company at the date of the Resolutions were as follows: H. Jeffrey Leonard and Daniel Prawda.

7	The directors of the Company on the date hereof are as follows: H. Jeffrey Leonard and Daniel Prawda.

8	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Articles of Association of the Company) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

9	Prior to, at the time of, and immediately following the approval of the transactions the subject of the Registration Statement the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions the subject of the Registration Statement for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference.

10	Each director considers the transactions contemplated by the Registration Statement to be of commercial benefit to the Company and has acted bona fide in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

11	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

12	To the best of my knowledge and belief, having made due inquiry, there are no circumstances or matters of fact existing which may properly form the basis for an application for an order for rectification of the register of members of the Company.

13	The Company is not a central bank, monetary authority or other sovereign entity of any state.

14	The Registration Statement has been, or will be, authorised and duly executed and delivered by or on behalf of all relevant parties in accordance with all relevant laws.

15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Ordinary Shares.

16	The Ordinary Shares to be issued pursuant to the Registration Statement have been, or will be, duly registered, and will continue to be registered, in the Company's register of members (shareholders).

I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally to the contrary.

Signature:	[ ]
Director